Exhibit 5.2

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

November 1, 2022

Brixmor Property Group Inc.
450 Lexington Avenue
New York, New York 10017

Ladies and Gentlemen:
We are acting as counsel to Brixmor Property Group Inc., a Maryland corporation (the “Company”), in connection with its registration statement on Form S-3, as amended (File No. 333-[●]) (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) relating to the proposed public offering of up to 2,500,000 shares of common stock, par value $0.01 per share, of the Company (the “Shares”), all of which may be sold from time to time on a delayed or continuous basis in connection with the Company’s Dividend Reinvestment and Direct Stock Purchase Plan (the “Plan”), as set forth in the prospectus supplement dated November 1, 2022 (the “Prospectus Supplement”) and the accompanying prospectus dated November 1, 2022 that form part of the Registration Statement. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). We also have assumed that (i) the Shares will not be issued in violation of the ownership limit contained in the Company’s Articles of Incorporation, and (ii) at the time of the offer, issuance and sale of any Shares, no stop order suspending effectiveness of the Registration Statement will have been issued and remain in effect. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia.  “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in:  Alicante  Amsterdam  Baltimore  Beijing  Birmingham  Boston  Brussels  Colorado Springs  Denver  Dubai  Dusseldorf  Frankfurt  Hamburg  Hanoi  Ho Chi Minh City  Hong Kong  Houston  Johannesburg  London  Los Angeles  Luxembourg  Madrid  Mexico City  Miami  Milan  Minneapolis  Monterrey  Munich  New York  Northern Virginia  Paris  Perth  Philadelphia  Rome  San Francisco  São Paulo  Shanghai  Silicon Valley  Singapore  Sydney  Tokyo  Warsaw  Washington, D.C.   Associated Offices:  Budapest  Jakarta  Riyadh  Shanghai FTZ  Ulaanbaatar.   Business Service Centers:  Johannesburg  Louisville.   Legal Services Center:  Berlin.  For more information see www.hoganlovells.com

Brixmor Property Group Inc.	- 2 -	November 1, 2022

This opinion letter is based as to matters of law solely on the applicable provisions of the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.
Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance and delivery of the Shares in the manner and pursuant to the terms described in the Registration Statement and the Plan, and (iii) upon receipt by the Company of the consideration for the Shares specified in the Plan, the Shares will be validly issued, fully paid, and nonassessable.
This opinion letter has been prepared for use in connection with the filing by the Company of a Quarterly Report on Form 10-Q for the period ended September 30, 2022, relating to, among other things, the offer and sale of the Shares, which Form 10-Q will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.
We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the above described Form 10-Q and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP